BEFORE THE OKLAHOMA CORPORATION COMMISSION
                            OF THE STATE OF OKLAHOMA



IN THE MATTER OF THE JOINT                       )
APPLICATION OF ONEOK INC., WESTERN               )
RESOURCES, INC., AND WAI, Inc.                   )
FOR APPROVAL OF AN AGREEMENT                     )        CAUSE NO.
PROVIDING FOR THE MERGER OF                      )
ONEOK Inc. WITH WAI, Inc.                        )


                                JOINT APPLICATION


     COME NOW, ONEOK Inc. ("ONEOK"), Western Resources, Inc. ("WRI"), and WAI, Inc. ("WAI") a wholly owned subsidiary of WRI, collectively referred to as "Applicants", and pursuant to the provisions of 17 O.S. 1991, ss.191.1 et. seq., make this joint application to the Oklahoma Corporation Commission ("OCC") for an order authorizing WRI to transfer all of its natural gas distribution and related properties in the state of Oklahoma to WAI; authorizing ONEOK to merge with WAI in accordance with that certain Agreement between ONEOK and WRI (the "Agreement") which is attached hereto; and for all other related relief that may be required to fulfil the intents and purposes of the parties to the transactions described below; and in support thereof state as follows:

                                 THE APPLICANTS

     1. (a) ONEOK, incorporated in the State of Delaware on November 10, 1933, is a company operating principally in the natural gas utility business through its regulated division, Oklahoma Natural Gas Company ("ONG") and its regulated subsidiaries. ONEOK currently has one affiliated company:

                             ONEOK Foundation, Inc.


The utility business founded in 1906, includes a natural gas distribution and integrated intrastate transmission business. ONG provides natural gas service to about 730,000 residential, commercial and industrial customers in Oklahoma. Transmission and gathering operations include 3,840 miles of pipeline and five underground storage facilities. ONG and the regulated subsidiaries are regulated by the OCC pursuant to 17 O.S. 1991, ss.ss.151-55, but are not regulated by the Federal Energy Regulatory Commission ("FERC") under the Natural Gas Act, except as to Section 311 transportation and sales. 15 U.S.C. ss. 717. ONG Transmission Company, ONG Sayre Storage Company and ONG Gas Gathering Company, are regulated subsidiary companies which are engaged in the gathering, storage, and transportation of gas.

     (b) The full name and address of Applicant ONEOK is as follows:

                           ONEOK Inc.
                           100 West 5th Street
                           Post Office Box 871
                           Tulsa, OK  74102-0871
                           (918) 588-7925
                           Attn: Barry Epperson, Vice President - Accounting John L. Arrington, Jr., General Counsel

     (c) The names, addresses and telephone numbers of the attorneys for ONEOK are:

                           John A. Gaberino, Jr., Esq.
                           Arrington Kihle Gaberino & Dunn
                           100 West 5th Street, Suite 1000
                           Tulsa, OK  74103-4219
                           (918) 585-8141

     (d) A certified copy of the Third Restated Certificate of Incorporation of ONEOK is attached hereto as Exhibit A-1.

     (e) Copies of ONEOK's 1996 Annual Report to Shareholders and ONEOK's 1994, 1995 and 1996 Form 10-K's, Annual Report to the SEC, are attached hereto as Exhibits B-1, B-2, B-3 and B-4, respectively. Attached as Exhibit B-5 is ONEOK's Form 10-Q, Quarterly Report to the SEC, for the quarter ending November 30, 1996.

     2. (a) WRI presently owns and operates a natural gas distribution system serving about 624,000 customers encompassing two-thirds of Kansas and 36,000 customers in the northeastern corner of Oklahoma and a natural gas transmission and gathering system with 976 miles of pipeline in Kansas. That portion of its gas distribution operations located in Oklahoma is regulated by the OCC pursuant to 17 0.S. 1991, ss.ss. 151-55; that portion of its gas distribution, transmission and gathering operations located in Kansas is regulated by the Kansas Corporation Commission pursuant to K.S.A. 66-101, 66-104, 66-125, 66-127, 66-136 and 66- 1,200, et. seq.; WRI's principal place of business and headquarters is located in Topeka, Kansas.

         (b) The full name and address of Applicant WRI is as follows:

                           Western Resources, Inc.
                           P.O. Box 889
                           818 Kansas Avenue
                           Topeka, Kansas  66612
                           (913) 575-1915, 575-8214
                           Attn: James Ludwig, Executive Director,
                                 Regulatory Affairs
                                 J. Michael Peters, Associate General
                                                    Counsel, Regulation

     (c) The names, addresses and telephone numbers of WRI's attorneys are:

                           Ronald Comingdeer, Esq.
                           Comingdeer & Lee
                           6011 N. Robinson
                           Oklahoma City, OK  73116-7425
                           (405) 848-5534

     (d) WRI's 1995 Annual Report to Shareholders and WRI's 1995 Form 10-K, Annual Report to the SEC, are attached hereto as Exhibits C-1 and C-2, respectively. Also attached are Exhibits C-3, C-4 and C-5, WRI's Form 10-Q's to the SEC for the quarters ending March 31, 1996, June 30, 1996 and September 30, 1996.

     3. (a) WAI will be formed as an Oklahoma corporation which will be a wholly-owned subsidiary of WRI. It is the corporate entity into which WRI will contribute all of its Gas Business (as that term is defined in the Agreement) and into which ONEOK will be merged in accordance with the Agreement. (b) A certified copy of the Certificate of Incorporation of WAI, Inc. will be filed as a late filed exhibit and marked as Exhibit D. (c) The full name and address of Applicant WAI is as follows: WAI, Inc. P. O. Box 889 818 Kansas Avenue Topeka, KS 66612 (913) 575-1915

     (d) The names, addresses and telephone numbers of WAI's attorneys are:

                         John A. Gaberino, Jr., Esq.
                         Arrington Kihle Gaberino & Dunn
                         100 West Fifth Street, Suite 1000
                         Tulsa, OK 74103
                         (918) 585-8141


                               ALLEGATION OF FACTS

     4. WAI will file a Form S-4 registration statement (which is the combined proxy statement of ONEOK and prospectus of WAI) under the Securities Exchange Act of 1933, with the United States Securities and Exchange Commission. The Agreement will be attached as an Exhibit to the Form S-4 and the Form S-4 will be filed as a late filed exhibit and marked as Exhibit E.

     5. Subject to the terms and conditions of the Agreement, WRI will incorporate WAI as an Oklahoma corporation and immediately prior to the Merger, will contribute its regulated gas business in Kansas and Oklahoma, including its stock in Mid Continent Market Center, Inc., and its stock in Westar Gas Marketing, Inc., a wholly owned unregulated gas marketing subsidiary (the "Gas Business"), to WAI in exchange for 2,996,702 shares of voting Common Stock of WAI, 19,317,584 shares of cumulative convertible Preferred Stock, Series A ("WAI Cumulative Convertible Preferred Stock") of WAI, and the assumption by WAI of approximately Thirty-five Million ($35,000,000) of WRI's unsecured debt. ONEOK will then merge into WAI which will result in the conversion of all of the outstanding common shares of ONEOK into common shares of WAI on a one-for-one basis such that ONEOK shareholders will own not less than 55% of the WAI outstanding equity. Immediately following the merger, WRI will own up to 9.9% of the outstanding Common Stock of WAI. Together with the Preferred Stock, WRI will own up to 45% of the WAI outstanding equity. WAI will assume all the debt of ONEOK as part of the merger. WAI will change its name to ONEOK, Inc. after the merger. ONEOK, WRI and WAI seek an order authorizing, among other things, the transfer of all of WRI's natural gas distribution and related properties in the state of Oklahoma to WAI and the merger of WAI and ONEOK and the resultant acquisition by WRI of shares of the capital stock of WAI.

     6. Upon the consummation of the Merger: (i) ONEOK Shareholders will hold not less than 27,304,870 shares of WAI Common Stock representing not less than 90.1% of the voting power of WAI, (ii) WRI will hold 2,996,702 shares of WAI Common Stock representing up to 9.9% of the voting power of WAI, and (iii) WRI will hold 19,317,584 shares of WAI Convertible Preferred Stock. Upon the occurrence of a regulatory change, which change relates to the Public Utility Holding Company Act of 1935 ("PUHCA") ("Regulatory Change"), as defined in the Shareholder Agreement ("Shareholder Agreement") to be entered into between WRI and WAI, each share of WAI Convertible Preferred Stock may be converted into one share of WAI Common Stock. The Shareholder Agreement will impose certain standstill, transfer and voting restrictions on WRI in respect to its stock ownership in WAI. Prior to the occurrence of the Regulatory Change, WRI will have the right to designate two members of the ONEOK Board of Directors (one of whom may be an employee of WRI). Following the occurrence of the Regulatory Change, WRI will have the right to designate 4 out of 18 of the Board members, increasing to 1/3 of the Board as Board Members leave as a result of resignation, death, etc. (or if the ONEOK Board is larger than 14 independent (non-WRI Directors) at the time, 1/3 of the WAI Board Members). WRI agrees to vote its Common Stock for directors in accordance with the recommendation of the Nominating Committee of the WAI Board, prior to the Regulatory Change. In all other matters, WRI may vote its own interest. The WAI Convertible Preferred Stock, Series A, does not have a vote on the selection of directors or other ordinary shareholder matters and votes with the common stockholders on a Change of Control, as defined in the Shareholder Agreement. Following the Regulatory Change, WRI may vote not more than 9.9% of WAI Common Stock in its own interest and except for the election of directors (see above) will vote its other WAI Common Stock in all matters in the same proportion as voted by the other common shareholders of WAI, except it will be free to vote all of its shares in its own interest in respect to any Change of Control. The Shareholder Agreement has a basic term of fifteen (15) years. One of the fundamental principles of the transaction is that WRI will be an investor in ONEOK, but will not exercise day-to-day influence over management functions. There will be no Change of Control, nor any joint management arrangement concerning controlling gas operations in connection with the proposed transaction.

     7. ONEOK management will become the management of WAI. Applicants state that their managers are competent and qualified persons in the utility industry and they intend for ONG to continue to provide gas distribution service in Oklahoma in accordance with the rules and regulations of the OCC and in an effective and efficient manner. WRI will allocate to WAI those employees directly employed in the Gas Businesses, plus a proportional number of administrative personnel. Those employees will be protected by an Employee Agreement, a copy of which is attached as Exhibit F. In addition, WAI will assume responsibility for a proportional number of retirees, and will receive from WRI a pro-rata share of pension plan assets to fund projected pension benefit liabilities for those employees and retirees.

         8. In addition to the authorization required by the OCC, this transaction will require limited approval of the Federal Energy Regulatory Commission ("FERC") to secure transfer of 7(c) certification, the State Corporation Commission of the State of Kansas ("KCC"), and will be subject to the waiting period provided under the Hart Scott Rodino Antitrust Improvements Act ("HSR"). Action will also be required of the Securities & Exchange Commission ("SEC") or its staff under the Public Utility Holding Company Act.

     9. The proposed merger does not seek any changes in the rates currently charged by ONG and WRI to its Oklahoma customers, or in any of its policies with respect to service, employees, operations, financing, accounting, capitalization, depreciation, or other matters affecting the public interest or utility operations. ONG and WAI will continue to maintain their books in accordance with all requirements of the OCC.

     10. WAI, with existing ONEOK management, will be fully qualified to own and operate the transferred Gas Business assets of WRI and the existing assets of ONEOK. ONEOK's management and employees are committed to the success of WAI and to customer satisfaction. The parties are committed to achieving the combination of the gas business of WRI and ONEOK in a manner that is transparent to the customers of both companies and to the benefit of all customers, and the public generally.

     11. The Oklahoma gas business assets of WRI are not parallel to, nor do they constitute a competing line or system with, the gas utility transmission and distribution systems of ONG, and neither WRI nor ONEOK is engaged in a pubic service business competitive with the other party; therefore, this merger will not adversely affect competition.

     12. ONEOK will record a merger premium for accounting purposes of approximately ten percent (10%) in this transaction. Schedule 1 shows the calculation of the estimated premium and merger related expenses and amortization of those costs using a 40 year amortization period. Because the premium paid by ONEOK and the transaction costs incurred to consummate the merger may be costs that result in benefits to both ratepayers and shareholders, ONEOK requests that the regulatory treatment of the merger costs and premium be deferred to future rate cases. ONEOK also requests that the OCC allow for an amortization of the premium and merger related expenses over the remaining life of the properties or over 40 years, as the OCC deems appropriate.

     13. ONEOK will seek recovery in the future of any merger related expenses or premium only to the extent it can demonstrate and quantify either savings in the cost of service or revenue enhancement resulting from ONEOK's operations after the merger. After this joint application is approved by the OCC, ONEOK and the Staff of the OCC can establish a merger savings index for OCC approval that would include as a base the pre-merger costs of the Oklahoma gas operations adjusted for inflation, customer growth and productivity. This index could then be compared to the actual costs of the post-merger company as an indication of merger savings.

     14. ONEOK and WRI structured the proposed transaction to avoid any adverse consequences to ratepayers or the employees of the utility. The tax free nature of the transaction preserves deferred tax balances for the benefit of the ratepayers. The merger agreement assures employees, and the customers they serve, that there will be no disruptive workforce reductions. Under the Agreement between ONEOK and WRI, those WRI employees whose expertise and work experience has been in the natural gas business, will be offered employment with ONEOK.

     15. WRI has not received authority from the OCC to collect from its Oklahoma customers funding for post-retirement benefits in excess of pay as you go amounts. SFAS 106 requires recognition of the liability for these costs in the financial statements of the company. Accordingly, WRI has been recording the accrual for these expenses in its financial statements in Oklahoma, but has not received funding from customers through an increase in its rates, and has not set up a trust for the purpose of funding this liability. In Kansas, WRI had implemented a corporate owned life insurance (COLI) program for offsetting its Other Post-retirement Employee Benefits (OPEB) costs, but changes in the tax laws and a decline in interest rates have rendered that method of funding ineffective. In any case, the COLI contracts were not applicable to its Oklahoma operations and are not transferrable to ONEOK in the merger.

         16. ONEOK plans to continue the accounting and non-funding approach in use by WRI for its Oklahoma customers for the immediate future. However, ONEOK plans to propose to the OCC a funding mechanism for the WRI Oklahoma operations in the future that would be similar to that currently approved for ONG utility operations. This may be addressed as a singular issue in a separate cause or made part of a subsequent rate case filing.

                                 LEGAL AUTHORITY

     17. In order to consummate the merger, ONEOK, ONG, and WRI are, or may be, required to obtain consents, approvals and authorizations from the OCC pursuant to 17 O.S. 1991, ss. 191.1 et. seq. and the OCC's rules and regulations promulgated thereunder, specifically OAC 165-7-57.

     18. Attached hereto as Exhibit G and made a part hereof is a "Statement" as required by 17 O.S. 1991, ss. 191.2 and containing all of the applicable information required by 17 O.S. 1991, ss. 191.3.

     19. WAI states that, as supported in the Statement attached hereto as Exhibit G, it is a proper and appropriate entity to own the Gas Business assets of WRI, and all of the assets of ONEOK Inc., and that the transaction proposed in the Merger Agreement will not adversely affect ONG's utility operations or ONG's customers in Oklahoma and will not result in any of the potentially adverse effects described in 17 O.S. 1991, ss.191.5.A.

         20. Applicants further state that both ONEOK and WRI wish to consummate the proposed transaction at the earliest possible time and that review by the OCC is requested on an expedited basis to be concluded as soon as possible, but, in any event, within the time frames provided for in 17 O.S. 1991, ss.191.5.B. Certified copies of the resolutions of the Boards of Directors of ONEOK and WRI, approving the merger, are attached hereto as Exhibit H and I, respectively.

     21. ONG and WRI are required under 17 O.S. 1991, ss.191.6 to provide notice of the hearing to their customers, in a form to be specified by the OCC, by mail or in such other manner as may be determined by the OCC, within ten (10) business days after Applicants have received notice of the hearing from the OCC. Applicants hereby seek an order of the OCC which directs that, in lieu of notice by mail, the required notice be published one time in a newspaper of general circulation in each county in Oklahoma where ONG or WRI has a district office. Attached as Exhibit J is a copy of a Notice of Hearing that Applicants would propose, subject to OCC approval, to publish.

                                  RELIEF SOUGHT

     Wherefore, Applicants ONEOK, WRI, and WAI respectfully request that the OCC review this Application and issue an order approving the transfer of assets and merger as provided for in the aforementioned Agreement; that, in lieu of notice by mail, notice of the hearing be published one time in a newspaper of general circulation at least ten (10) days prior to the hearing date set by this Commission in each county in Oklahoma where ONG and WRI have a district office; and for all other proper relief.

                          Respectfully submitted,



                          -----------------------------------
                          John A. Gaberino, Jr. OBA #3188
                                   Vivian C. Hale, OBA #14241
                          ARRINGTON KIHLE GABERINO & DUNN
                          100 West Fifth Street, Suite 1000
                          Tulsa, OK  74103-4219
                          (918) 585-8141

                          John L. Arrington, Jr., OBA #342
                          General Counsel
                          ONEOK Inc.
                          100 West 5th Street, P. O. Box 871
                          Tulsa, Oklahoma  74102-0871
                          (918) 588-7906

                          Attorneys for ONEOK Inc.



                          -----------------------------------
                          J. Michael Peters, Esq. KBA #7457
                          Associate General Counsel,
                          Regulation
                          Western Resources, Inc.
                          818 Kansas Avenue, P. O. Box 889
                          Topeka, Kansas  66601
                          (913) 575-8214

                          Ronald Comingdeer OBA #1835
                          COMINGDEER AND LEE
                          6011 N. Robinson
                          Oklahoma City, Oklahoma  73118-7425
                          (405) 848-5534

                          Attorneys for Western Resources,
                          Inc.


                          ----------------------------------
                          John A. Gaberino, Jr. OBA #3188
                                   Vivian C. Hale, OBA #14241
                          ARRINGTON KIHLE GABERINO & DUNN
                          100 West Fifth Street, Suite 1000
                          Tulsa, OK  74103-4219
                          (918) 585-8141

                          John L. Arrington, Jr., OBA #342
                          General Counsel
                          ONEOK Inc.
                          100 West 5th Street, P. O. Box 871
                          Tulsa, Oklahoma  74102-0871
                          (918) 588-7906

                          Attorneys for WAI, Inc.


                             Certificate of Service


         I, Vivian C. Hale hereby certify that a true, correct and exact copy of the foregoing Joint Application has been served by personal delivery or by United States mail, first class, postage prepaid, on the following persons this ______ day of February, 1997.


                         Mr. Ernest Johnson, Director
                         Oklahoma Corporation Commission
                         P. O. Box 52000-2000
                         Oklahoma City, OK 73152-2000

                         Ms. Maribeth Snapp
                         Deputy General Counsel
                         Oklahoma Corporation Commission
                         P. O. Box 52000-2000
                         Oklahoma City, OK 73152-2000

                           Mr. Drew Edmonson
                           Attorney General of Oklahoma
                           2300 N. Lincoln Blvd., Suite 112
                           Oklahoma City,  OK  73105-4894



                                              -------------------------------
                                              Vivian C. Hale



                              SCHEDULE OF EXHIBITS



Exhibit A-1         Certified copy of Third Restated Certificate of
                    Incorporation of ONEOK Inc.

Exhibit B-1         ONEOK's 1996 Annual Report to Shareholders

Exhibit B-2         ONEOK's 1994 Form 10-K, Annual Report to the SEC

Exhibit B-3         ONEOK's 1995 Form 10-K, Annual Report to the SEC

Exhibit B-4         ONEOK's 1996 Form 10-K, Annual Report to the SEC

Exhibit B-5 ONEOK's Form 10-Q, Quarterly Report to the SEC for the period ending November 30, 1996.

Exhibit C-1         WRI's 1995 Annual Report to Shareholders

Exhibit C-2         WRI's 1995 Form 10-K, Annual Report to the SEC

Exhibit C-3         WRI's 1996 Form 10-Q, Quarterly Report to the SEC,
                    for the Quarter Ending March 31, 1996

Exhibit C-4         WRI's 1996 Form 10-Q, Quarterly Report to the SEC,
                    for the Quarter Ending June 30, 1996

Exhibit C-5         WRI's 1996 Form 10-Q, Quarterly Report to the SEC,
                    for the Quarter Ending September 30, 1996

Exhibit D Certified copy of the Certificate of Incorporation of WAI, Inc.

Exhibit E           WAI's Form S-4 Registration Statement

Exhibit F           Employee Agreement

Exhibit G           Statement of ONEOK Pursuant to A.C.A. 23-3-307

Exhibit H           Certified copy of the ONEOK Board of Director's
                    Resolution Approving Agreement and Transactions, including Merger

Exhibit I           Certified copy of the WRI Board of Director's
                    Resolution Approving Agreement and Transactions, including Merger

Exhibit J           Notice to Customers of ONG